UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2007

TRC Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-09947	06-0853807
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

21 Griffin Road North

Windsor, Connecticut 06095

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(860) 298-9692

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry Into a Material Definitive Agreement.

On August 9, 2007, TRC Companies, Inc. (the “Company”) executed an Amended and Restated Employment Agreement with Christopher P. Vincze, pursuant to which Mr. Vincze will remain in his current position as Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Agreement”).  The following summary description is qualified in its entirety by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Position.  Mr. Vincze will continue to have the title and responsibilities of Chief Executive Officer.

Term. The Agreement has a term of three years (the “Term”).  If Mr. Vincze remains employed by the Company after the expiration of the Term, it is anticipated that Mr. Vincze will continue his employment at-will with the Company upon terms and conditions generally available to senior management.

Compensation. Under the Agreement, Mr. Vincze’s initial base salary will be $465,000 per year.  Mr. Vincze shall also participate in the Company’s bonus plan for executive management and shall receive annual long term incentive grants of Awards, as such term is defined in the Company’s 2007 Equity Incentive Plan (the “Plan”), in amounts to be determined at a future date in accordance with his role in the Company.

Benefits. During the term of the Agreement, Mr. Vincze also will be entitled to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company. In addition, during the term of the Agreement, the Company will provide Mr. Vincze with and automobile allowance of at least $700 per month and will reimburse the cost of Mr. Vincze’s customary travel and business expenses.

Restricted Stock.  The Company will also grant to Mr. Vincze 20,000 restricted shares of the Company’s common stock, par value $0.10 per share (the “Stock”), pursuant to the Plan.  The Stock will vest in equal one-third increments upon the date of grant and on the next two anniversaries of such grant, and to the extent unvested, shall vest in its entirety upon a Change of Control or upon certain termination events, each as further described in the Agreement.

Termination. If the Company terminates Mr. Vincze’s employment for any reason other than death, disability, or Cause  (as defined in the Agreement), the Company will pay to Mr. Vincze a lump sum payment equal to the greater of (i) the annual base Salary due under the Agreement for the remainder of the term; or (ii) two (2) years of annual base salary.  In addition, the Company will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonuses as described above (if any) through the date of such termination. The Company will also pay a lump sum payment for the cost of all of the benefits Mr. Vincze is entitled to under the Agreement.

Under the Agreement, if Mr. Vincze terminates the Agreement for Good Reason, the Company will then pay to Mr. Vincze a lump sum payment equal to the greater of (i) the annual base Salary due under the Agreement for the remainder of the term; or (ii) two (2) years of annual base salary.  In addition, the Company will pay to Mr. Vincze his accrued base salary, accrued but unused vacation,  and prorated bonuses as described above (if any) through the date of such termination.  The Company will also provide Mr. Vincze with a lump sum payment for the cost of continued coverage under the Company’s benefit plans.

If the Company terminates Mr. Vincze’s employment for Cause, the Company shall pay Mr. Vincze his accrued base salary and accrued but unused vacation plus all business expenses through the date of such termination.

If Mr. Vincze dies or becomes permanently disabled, Mr. Vincze, his beneficiaries or estate, as applicable, will receive from the Company an amount, if any, by which amounts paid under the applicable insurance policies are less than Mr. Vincze’s annual base salary under the Agreement. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into the Agreement with Mr. Vincze described in this Form 8-K above under Item 1.01.  This Agreement provides for compensation to be paid to Mr. Vincze, the Chief Executive Officer and Chairman of the Board of Directors of the Company.  The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The Company granted to Mr. Vincze certain annual and special equity awards.  Pursuant to these awards, Mr. Vincze received an aggregate of 45,750 shares of restricted stock (in addition to the 20,000 shares pursuant to the Agreement) and seven-year options to purchase 98,800 shares of Stock (the “Options”), all pursuant to the Plan.  The Restricted Stock will vest in equal one-fourth increments upon the first, second, third and fourth anniversaries of such grant.  The exercise price of the Options is $10.93.  The Options will vest and be exercisable in equal one-fourth increments upon the first, second, third and fourth anniversaries of grant.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description
10.1	Form of Amended and Restated Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRC COMPANIES, INC.

Dated: August 9, 2007	By:	/s/ Carl d. Paschetag, Jr.
Carl d. Paschetag, Jr.
Chief Financial Officer